EXHIBIT 99.1

News Release

January 30, 2007 Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2339 tlampen@choiceone.com

ChoiceOne Financial Announces Earnings For 2006

Sparta, Michigan - ChoiceOne Financial Services, Inc. announces the first earnings report since the merger of equals between ChoiceOne Financial Services, Inc. and Valley Ridge Financial Corp. Net income for the fourth quarter of 2006 was $558,000, which was $23,000 or 4% higher than the same period last year. Earnings per share were $.21 in the fourth quarter of 2006 compared to $.32 in 2005. Earnings per share were affected by the additional shares issued as a result of the merger as outstanding shares totaled 3,250,629 as of December 31, 2006 compared to 1,649,940 shares as of December 31, 2005. Total assets grew to $466 million as of December 31, 2006, compared to $248 million as of a year earlier as the merger added assets to the combined bank.

Earnings increased in the fourth quarter even after the sale of $9.1 million of securities for a loss of $152,000, writedowns of other real estate owned of $149,000, and approximately $160,000 of merger-related expenses, such as printing and supplies and other expenses. ChoiceOne's net interest margin increased for the fourth quarter of 2006 by $1,170,000 compared to the same period in 2005 due primarily to the merger between ChoiceOne and Valley Ridge.

James A. Bosserd, President and Chief Executive Officer of the combined organization, stated "We are excited about the joining of the two banks with over 100 years of history. Our merger was completed in the fourth quarter and we are looking forward to using the best of both organizations. We are excited about the opportunities that the combined company brings to our customers, staff, and the communities that we serve."

Earnings for the year of 2006 were $2,088,000, down 4% from the $2,166,000 recorded for the year of 2005. Net interest margin and noninterest income both increased. Net income was affected by the losses from the securities restructuring, the writedowns of other real estate owned, and merger-related expenses. Earnings per share were $1.08 for the year of 2006 compared to $1.31 for the year of 2005 and reflected the impact of shares issued for the merger with Valley Ridge. James A. Bosserd commented "We expect that we will be able to increase our efficiency in early 2007 as a result of the merger due to the elimination of some redundancies and other restructuring that has occurred."

Net loan charge-offs for the year of 2006 were $329,000, compared to $264,000 for the prior year. Nonperforming loans were $3,132,000 or .94% of total loans as of December 31, 2006, compared to $966,000 or .52% of total loans as of the prior year end. Both net charge-offs and nonperforming loans include the effect of the merger between ChoiceOne and Valley Ridge.

ChoiceOne Financial Services, Inc. is a bank holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates fourteen full service offices in various counties in Western Michigan. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. and mortgage products through its subsidiary, ChoiceOne Mortgage Company of Michigan. For more information, please visit ChoiceOne's web site at www.choiceone.com.

Forward-Looking Statements
This press release contains forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates and banking laws and regulations; the impact of competition from traditional or new sources; the level and timing of asset growth; and the possibility that anticipated cost savings and revenue enhancements from the merger with Valley Ridge may not be fully realized at all or within the expected time frames. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. ChoiceOne undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-2339 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.